Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-65642, No. 333-126021 and No. 333-133115) and the Registration Statements on Form S-8 (No. 333-02717, No. 033-34191, No. 333-25519, No. 333-61552, No. 333-97251, No. 333-107951, No. 333-118944, No. 333-126639, and No.333-136175) of Ventas, Inc. of our report dated April 29, 2005, except for Note 20, as to which the date is April 28, 2006 relating to the financial statements of EPI Corporation and its subsidiaries, which appears in the Current Report Form 8-K of Ventas, Inc. dated November 7, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Louisville, Kentucky

November 10, 2006